UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2012

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CAPITAL PROPERTIES, INC.
 (Exact name of registrant as specified in its charter)

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Rhode Island
(State or other jurisdiction of incorporation)

001-08499	05-0386287
(Commission File Number)	(IRS Employer Identification Number)

100 Dexter Road, East Providence, Rhode Island 02914
(Address of principal executive offices)

(401) 435-7171
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 8.01.Other Matters.

On April 27, 2012, at approximately 4:00 pm, Capital Properties, Inc. (the “Company”) received from Global Companies LLC (”Global”) notice of Preliminary Exercise of its option to purchase the Company’s terminal and related facilities, including the Wilkesbarre Pier in East Providence, Rhode Island (the “Terminal”). Under the terms of the Option Agreement between the Company and Global dated June 9, 2003 (the “Option Agreement”), upon receipt of notice of Preliminary Exercise the Company has ten (10) days to provide Global with a calculation of Adjusted Book Value ( as that term is defined in the Option Agreement) of the Terminal. Global has ten (10) days after receipt of the calculation of the Adjusted Book Value to either rescind its exercise of the option or proceed to the determination of Appraised Value (as defined in the Option Agreement).  If Global elects to proceed with a determination of Appraised Value, the Option Agreement contains a process to be followed by the parties. Upon the determination of Appraised Value, Global again has the right to either rescind its notice of exercise or elect to commence a feasibility study and inspection of the Terminal. Global has one hundred and eighty (180) days to complete the feasibility study and inspection. At any time during the one hundred eighty (180) day period Global may elect to rescind its notice of exercise. If it fails to do so, then the exercise becomes final subject to usual and customary closing conditions, and  the parties have ninety (90) days to close the transaction.

The Option Agreement provides that Global may exercise its option at any time more than twelve (12) months prior to the expiration of the June 9, 2003 Amended and Restated Lease Agreement, as amended, between Global and the Company ( the ‘Terminal Lease” ). The Terminal Lease is scheduled to expire on April 30, 2013 but is subject to one year extensions unless either party gives notice at least ninety (90) days prior to expiration of the initial or any extension term of an election not to renew. In order to preclude Global from rescinding its exercise of the option and thereafter claiming that it has a new right to exercise the option because the Terminal Lease automatically extends absent notice from either the Company or Global, the Company intends to give Global notice of its election not to extend the Terminal Lease beyond April 30, 2013.

Item 9.01.Financial Statements and Exhibits

(c)Exhibits

Exhibit No.                                Exhibit

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL PROPERTIES, INC.

Date April 30, 2012	By:	/s/ Barbara J. Dreyer
Barbara J. Dreyer
Treasurer